Exhibit 10.13

SEVERANCE AGREEMENT
This Severance Agreement (this “Agreement”) is entered into by and between Tribune Publishing Company, LLC (the “Company”), a limited liability company, and Michael Rooney (“Executive”), an individual, effective as of November 10, 2014.
1.    SEVERANCE.
(a) If the Company terminates Executive’s employment other than for Cause as defined below, it will provide him within twenty (20) days after the date on which Executive’s employment terminates with a Waiver and General Release (the “Waiver”) of any and all legally-waivable claims against the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, other affiliates, and other related entities (whether or not they are wholly owned); and the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed above, and provided that on or within twenty one (21) days after the date on which Executive receives the Waiver or such longer period as may be applicable under the ADEA, Executive: i) signs, dates and returns the Waiver to the Company; and ii) does not revoke the Waiver in accordance with its terms, the Company will pay Executive up to twelve (12) months of his base salary (“Severance”), which amount shall be paid to Executive in substantially equal installments, less all required or authorized deductions, consistent with the Company’s payroll practices during the period of up to twelve (12) months immediately following such termination (the “Severance Period”); provided, however, no payments shall be made on or after the time Executive first becomes employed or otherwise provides services on a substantially full-time basis after his employment with the Company terminated. Executive agrees to provide notice to the Company within two (2) days after commencement of any such employment or engagement to provide services.
(b) “Cause” shall be determined by the Company in its unfettered good faith discretion, but shall mean the occurrence of any one or more of the following:
(i) a failure by Executive to perform his duties of employment in a manner reasonably satisfactory to the Company after having been notified in writing of such failure and having not less than thirty (30) days to cure such failure, if curable;
(ii) failure or refusal to implement or follow reasonable and lawful directives of the Company or Tribune Publishing Company;
(iii) a violation of the then existing policies, procedures or rules of the Company or Tribune Publishing Company, as applicable;
(iv) the commission of an act of fraud, embezzlement, theft, material misappropriation (whether or not related to employment with the Company) or the commission of or nolo contendere or guilty plea to any felony; or
(v) intentional misconduct materially injurious to the Company, Tribune Publishing Company, or their respective affiliates or subsidiaries, either monetarily or otherwise.
(c) The parties expressly agree that the Company’s payment of Severance pursuant to Section 1(a) above precludes Executive from eligibility for or entitlement to any and all other damages, including but not limited to compensation, benefits or perquisites, subject to any benefits that may be vested under the terms of applicable benefit plans in which he participates. Notwithstanding any other provision of this Agreement, Executive shall not participate in or be eligible under (and Executive hereby waives participation in) any other severance or severance-related plan or program of the Company or any of its affiliates in effect at any time (whether his employment terminates or is terminated with or without Cause).
2.    Compliance with IRS Code Section 409A.
It is intended that any amounts and benefits payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly, provided, however, that the Company and its affiliates shall not be responsible for any such interest and tax penalties. All references in this Agreement to Executive’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if on the date of Executive’s separation from service (as defined in Section 409A of the Code) (i) the Company or any of its affiliates is a publicly traded corporation and (ii) Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Executive’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first day of the month following the six (6) month anniversary of Executive’s separation from service or (y) the date of Executive’s death.
3.    INTERPRETATION OF THE AGREEMENT; COMPLETE AGREEMENT.
This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois (without giving effect to the choice of law principles thereof). Notwithstanding anything to the contrary herein, transfer of Executive’s employment from the Company to any affiliate of the Company or any successor or any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company shall not be considered a termination of employment.
This Agreement embodies the entire agreement and understanding of the parties hereto with regard to severance and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, actual or alleged, between said parties regarding severance. This Agreement cannot be amended, modified, supplemented or altered except by written amendment signed by Executive and an authorized representative of the Company.

__/s/ Michael Rooney______________	TRIBUNE PUBLISHING COMPANY, LLC
MICHAEL ROONEY
By: _/s/ Jack Griffin____________________

Date: _10/31/14___________________	Date: _10/31/14________________________